SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Consolidated Communications Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2014

To Our Stockholders:

     The 2014 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at our corporate headquarters, 121 South 17th Street, Mattoon, IL 61938 on April 29, 2014, at 9:00 a.m., central time. The 2014 annual meeting of stockholders is being held for the following purposes:

     1. To elect Robert J. Currey, C. Robert Udell, Jr. and Maribeth S. Rahe as Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

     2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 2);

     3. To conduct an advisory vote on executive compensation (Proposal No. 3); and

     4. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 7, 2014 are entitled to vote at the meeting or at any postponement or adjournment thereof.

     We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. Submitting your proxy in writing, by telephone or through the Internet will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

Steven J. Shirar Senior Vice President & Secretary

 March 26, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 29, 2014 — Our Proxy Statement and 2013 Annual Report to Stockholders are available at www.edocumentview.com/cnsl.

-i-

Board oversight of risk	15
Stockholder recommendations for director nominations	16
Communications with directors	16
Code of Business Conduct and Ethics	16
REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS	18
PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES	19
Audit Committee’s Pre-Approval Policies and Procedures	19
Principal Accounting Firm Fees	19
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	20
Board Recommendation and Stockholder Vote Required	20
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS	20
EQUITY COMPENSATION PLAN INFORMATION	21
COMPENSATION COMMITTEE REPORT	22
COMPENSATION DISCUSSION AND ANALYSIS	23
Executive Compensation Objectives	23
Processes and Procedures for the Consideration and Determination of Executive and Director
Compensation	24
Role of Executive Officers, Management and Independent Compensation Consultant	25
Elements of Executive Compensation for 2013	25
Employment Security Agreements	32
Deductibility of Compensation	32
Changes to Compensation Programs for 2014	33
EXECUTIVE COMPENSATION	34
2013 Summary Compensation Table	34
2013 Grants of Plan-Based Awards	36
Outstanding Equity Awards at 2013 Fiscal Year-End	37
2013 Option Exercises and Stock Vested	38
Potential Payments Upon Termination or Change in Control of the Company	38
Termination of Employment Following a Change in Control	40
Benefits Upon Change in Control	40
PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	41
Board Recommendation and Stockholder Vote Required	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
Related Person Transactions Policy	42
SKL Investment Group	42
LATEL Sale/Leaseback	42
First Mid-Illinois Bancshares, Inc.	43
Consolidated Communications, Inc.	43

-ii-

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	43
ANNUAL REPORT TO STOCKHOLDERS	43
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING	44
GENERAL	44
Section 16(a) Beneficial Ownership Reporting Compliance	44
Other Information	45
OTHER MATTERS	45

-iii-

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

     This proxy statement contains information related to the 2014 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we” or “us”), that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, IL 61938, April 29, 2014, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date of mailing for this proxy statement and proxy card, as well as a copy of our combined 2013 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2013, is March 26, 2014.

ABOUT THE MEETING

What is the purpose of this proxy statement?

     The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2014 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2014 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated Steven J. Shirar and Matthew K. Smith as proxies, who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

What proposals will be voted on at the annual meeting?

     Stockholders will vote on the following proposals at the annual meeting:

  the election of Robert J. Currey, C. Robert Udell, Jr. and Maribeth S. Rahe as Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2014 (Proposal No. 2);

  an advisory vote on executive compensation (Proposal No. 3); and

  any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

     Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 7, 2014, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held for you by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below on this page for a description of a beneficial owner in “street name.”

     A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

     If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If this is the case, we have sent or provided proxy materials directly to you.

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank, or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

     All stockholders of record as of March 7, 2014, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

     A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 7, 2014, the record date, 40,256,155 shares of our common stock were outstanding. Proxies received but marked as withheld, abstentions or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

     If you are a stockholder of record, you may vote by any of the following methods:

  Internet. Electronically through the Internet by accessing our materials using the information on your proxy card. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

  Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

  Telephone. By calling 1-800-652-8683 (VOTE). This toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

  In Person. In person at the meeting.

     We recommend that you vote in advance even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

     If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted by:

  delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy by mail, by telephone or through the Internet;

  delivering a duly executed proxy bearing a later date; or

  voting in person at the annual meeting.

     If your shares are held in “street name,” you may vote in person at the annual meeting if you obtain a proxy as described in the answer to the previous question.

How many votes are required for the proposals to pass?

     Election of Directors (Proposal No. 1). Directors are elected by a plurality vote. Accordingly, the three director nominees who receive the greatest number of votes cast will be elected.

     Ratification of the Appointment of Ernst & Young LLP (Proposal No. 2), Approval of Executive Compensation in the Advisory Vote (Proposal No. 3), and Approval of any Other Proposals. The vote required for the ratification of the appointment of Ernst & Young LLP, the approval of executive compensation in the advisory vote and the approval of any other proposal not presently anticipated that may properly come before the annual meeting or any adjournment or postponement of the meeting is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

How are abstentions and broker non-votes treated?

     With respect to Proposal No. 1, abstentions will have no effect. If a stockholder abstains from voting on Proposal No. 2 or Proposal No. 3, it will have the same effect as a vote “AGAINST” that proposal. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

     Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

  “FOR” the election of Robert J. Currey, C. Robert Udell, Jr. and Maribeth S. Rahe as Class III directors (see page 7);

  “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 20); and

  “FOR” the proposal to approve executive compensation for the Company’s named executive officers (see page 41).

What are the board’s recommendations?

     The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

  “FOR” the election of Robert J. Currey, C. Robert Udell, Jr., and Maribeth S. Rahe as Class III directors (see page 7);

  “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 20); and

  “FOR” the approval of the compensation of the Company’s named executive officers (see page 41).

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the board of directors.

What happens if additional matters are presented at the annual meeting?

     Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the board or, if no recommendation is given, in their own discretion.

     Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Will anyone contact me regarding this vote?

     No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail, the Internet or personal interviews.

Who will tabulate and certify the vote?

     Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes and act as Inspector of Elections.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2013 Annual Report to Stockholders?

     We have enclosed our 2013 annual report to stockholders for the fiscal year ended December 31, 2013 with this proxy statement. The annual report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

     Our annual report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 5, 2014, is included in the 2013 annual report to stockholders, which accompanies this proxy statement.

     You can also obtain, free of charge, a copy of our annual report on Form 10-K, including all exhibits filed with it, by:

  accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Financial Information” link followed by clicking on the “SEC Filings” link;

  accessing the materials online at www.edocumentview.com/cnsl;

  writing to:

  Consolidated Communications Holdings, Inc. — Investor Relations
  121 South 17th Street
  Mattoon, Illinois 61938; or

  telephoning us at: (217) 258-2959.

     You can also obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 34, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated this information is current as of March 7, 2014, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

	Aggregate Number of
	Shares Beneficially	Percentage of
Name of Beneficial Owner	Owned	Shares Outstanding
BlackRock, Inc. (a)	2,898,392	7.2%
The Vanguard Group, Inc. (b)	2,554,079	6.3%
City National Rochdale LLC (c)	2,441,615	6.1%
Lumpkin, Richard Anthony (d)	2,097,575	5.2%
Robert J. Currey	150,486	*
C. Robert Udell, Jr.	72,711	*
Steven L. Childers	90,293	*
Steven J. Shirar	98,266	*
Chris A. Young	65,835	*
Thomas A. Gerke	6,807	*
Maribeth S. Rahe	33,297	*
Timothy D. Taron	21,847	*
Roger H. Moore	25,864	*
All directors & officers as a group (10 persons)		6.6%

*	Less than 1.0% ownership.

(a)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(b)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is Vanguard Blvd., Malvern, Pennsylvania 19355.

(c)	Beneficial and percentage ownership information is based on information contained in a Form 13F filed with the SEC on December 31, 2013 by City National Rochdale LLC. The address of City National Rochdale LLC is 570 Lexington Avenue, New York, New York 10022.

(d)	Includes: (i) 481,154 shares owned by Living Trust FBO Richard A. Lumpkin, (ii) 15,000 shares owned by 1970 Trust FBO Richard A. Lumpkin, (iii) 3,500 shares owned by Mr. Lumpkin’s wife, (iv) 106,153 shares owned by the Benjamin I. Lumpkin 2012 Irrevocable Trust, for which Mr. Lumpkin is the trustee, and (v) 1,491,768 shares owned by Central Illinois Telephone, LLC (“Central Illinois Telephone”). The equity interests in Central Illinois Telephone are owned by SKL Investment Group, LLC, a Delaware limited liability company (“SKL Investment Group”). Richard A. Lumpkin and members of his family own all of the equity interests in SKL Investment Group. Mr. Lumpkin is the sole manager of the SKL Investment Group fund that owns Central Illinois Telephone and he has the sole power to direct the voting and disposition of its investments. Mr. Lumpkin is also the sole manager of Central Illinois Telephone and has the sole investment and voting power with respect to the shares of common stock held by Central Illinois Telephone. As a result of the above, Mr. Lumpkin may be deemed to have beneficial ownership of the shares owned by Central Illinois Telephone. He disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

PROPOSAL NO. 1 — ELECTION OF ROBERT J. CURREY, C. ROBERT UDELL, JR. AND
MARIBETH S. RAHE AS DIRECTORS

     Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Mr. Currey, Mr. Udell and Ms. Rahe, the nominees designated below as the Class III directors, at this year’s annual meeting to serve for a term of three years expiring in 2017 or until his or her respective successor is duly elected and qualified. The nominees for election to the position of Class III directors, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below.

     It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as the Class III directors. The nominees named herein presently serve on our board of directors, and each nominee has consented to serve as a director if elected at this year’s annual meeting. In the event that any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute for such nominee. The board has no reason to believe that the nominees named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position With Consolidated
Robert J. Currey
(Class III Director – term expiring in 2017)	68	Chairman of the Board, Chief Executive Officer and Director
Maribeth S. Rahe
(Class III Director – term expiring in 2017)	65	Director
C. Robert Udell, Jr.
(Class III Director – term expiring in 2017)	48	President, Chief Operating Officer and Director

Directors continuing to serve on the board

Name	Age	Current Position With Consolidated
Richard A. Lumpkin
(Class I Director – term expiring in 2015)	79	Founding Director
Timothy D. Taron
(Class I Director – term expiring in 2015)	63	Director
Roger H. Moore
(Class II Director – term expiring in 2016)	72	Director
Thomas A. Gerke
(Class II Director – term expiring in 2016)	57	Director

     Set forth below is information with respect to the nominees to the board and each continuing director regarding their experience. After the caption “Board Contributions,” we describe some of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Business experience of nominees to the board

     Robert J. Currey serves as our Chairman and Chief Executive Officer. Mr. Currey has served as one of the Company’s directors and as a director of our predecessors since 2002 and as our Chief Executive Officer since 2002. From 2002 to November 2013, he served as our President. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997. Mr. Currey is also a director of The Management Network Group, Inc. (a professional services company), the USTelecom Association and the Illinois Business RoundTable.

     Mr. Currey was employed by RCN Corporation from 2000 to 2002. In May 2004, RCN filed a plan of reorganization through a Chapter 11 bankruptcy petition on a voluntary basis.

     Board Contributions: Mr. Currey is a long-time industry veteran and has significant experience leading other companies in the telecommunications and media sector. He is well known throughout the telecommunications industry and is respected as an opinion leader especially among the mid-sized telecom carriers. Because of his experience and his role as Chief Executive Officer, Mr. Currey also has substantial institutional knowledge regarding the Company, including its operations and strategies.

     C. Robert Udell, Jr. serves as our President, Chief Operating Officer and a director. Mr. Udell has served as Chief Operating Officer since May 2011 and has served as President since November 2013. He has served as a director since November 2013. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. From 2004 to November 2013, Mr. Udell served as Senior Vice President. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations, and Engineering. Mr. Udell is a member of the USTelecom Association Advisory Committee. He serves on the boards of the Katy Economic Development Council, Greater Conroe Economic Development Council, and the Montgomery County United Way and Board of trustees for The John Cooper School.

     Board Contributions: Mr. Udell has been in the telecommunications industry for a number of years, and has worked in a number of capacities. He brings a broad knowledge of our operating environment, key trends in technology and regulation, and market forces impacting the Company. By dint of his role as President of the Company, he is also able to provide the board with in-depth insight into the Company’s current performance and future plans.

     Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and Chief Executive Officer of Fort Washington Investment Advisors, Inc. since November 2003. Ms. Rahe is currently a member of the board of directors of First Financial Bancorp and First Financial Bank. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.

     Board Contributions: Ms. Rahe has deep background as a senior executive in the banking industry and is well attuned to developments in the capital markets and their potential impact on the Company. She provides a strong risk-management perspective and oversees the Board’s succession planning efforts. She also qualifies as an “audit committee financial expert” under SEC guidelines.

     Business experience of continuing directors

     Richard A. Lumpkin has served as a director with us and our predecessor since 2002 and as Chairman of the Board from 2005 until November 2013, at which time the board designated him a Founding Director. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired our predecessor in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at our predecessor, including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Agracel, Inc., a real estate investment company and is Treasurer and formerly a Trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the USTelecom Association, a former president of the Illinois Telecommunications Association, a former director of First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), a financial services holding company and a former director of Ameren Corp., a public utility holding company. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

     Board Contributions: Mr. Lumpkin is a long-time telecommunications industry veteran, has long experience in the executive leadership of the Company and its predecessor and is a significant stockholder in the Company. He is well known and respected by other industry participants and enjoys access to, and a long-standing relationship with, the senior executives, ownership, and board members of many public and private telecommunications companies with whom the Company considers its relationships to be important. By virtue of his significant ownership, Mr. Lumpkin represents a strong voice for stockholders in the Board’s deliberations.

     Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and Chief Executive Officer from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. In September 1998 and October 1998, he served as President, Chief Executive Officer and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. From June 2007 to November 2007 Mr. Moore served as interim President and CEO of Arbinet. From December 2007 to May 2009, Mr. Moore served as a consultant to VeriSign Corporation. Mr. Moore also presently serves as a director of VeriSign, Inc. and Western Digital Corporation.

     Board Contributions: Mr. Moore is a seasoned telecommunications executive with a deep background in the industry and very strong technical aptitude. He has a strong entrepreneurial bent and is a knowledgeable analyst of the evolution of telecommunications and the impact of new technologies on our business. He brings perspective from service on other boards. He also qualifies as an “audit committee financial expert” under SEC guidelines.

     Thomas A. Gerke has served as a director since February 2013 and is the Chief Legal Officer at H&R Block, the world’s largest consumer tax services provider, since January 2012. From January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a Fortune 500 transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and Chief Executive Officer at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel – Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. Mr. Gerke is also a former director of the CenturyLink, Embarq and United States Telecom Association and has served on the Rockhurst University Board of Trustees.

     Board Contributions: Mr. Gerke has substantial experience in the telecommunications sector. His leadership and industry experiences bring a strong and knowledgeable operational and strategic perspective to the Board’s deliberations. He also brings perspective from service on other boards. Although Mr. Gerke is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

     Timothy D. Taron has served as director of since July 2012. Mr. Taron, a practicing attorney for over 30 years, served on the board of directors of SureWest Communications (“SureWest”) from 2000 until the consummation of the Company’s merger with SureWest on July 2, 2012. Since 1981, Mr. Taron has been a senior partner with the law firm of Hefner Stark & Marois, LLP, Attorneys-at-Law, Sacramento, California. He was formerly the President and director of the Sacramento Metropolitan Chamber of Commerce, a private, nonprofit organization.

     Board Contributions: Mr. Taron, a practicing attorney for over 30 years with a firm located in our Sacramento market, specializes in complex business transactions, real estate development and tax-exempt bond financing, providing the board with the ability to analyze a variety of business matters. His extensive involvement in the Sacramento business community, coupled with his hands-on experience in areas affecting the growth and health of the economy in the community he resides and practices law, provides the board with better insight into the markets the Company principally serves and its potential business opportunities. Mr. Taron is well suited for the Governance committee chair position due to his past involvement on public and non-profit boards and his training and continuing education as an attorney.

Board recommendation and stockholder vote required

     The board of directors recommends a vote “FOR” the election of the nominees named above (Proposal No. 1 on the accompanying proxy card). The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each nominee named above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

     Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

     The board also considered the relationship between the Company and H&R Block, a company that purchases telecommunications services from the Company in the ordinary course of business, because Mr. Gerke is an officer of H&R Block. The Company received $91,486 in payments from H&R Block in 2013 from 28 separate H&R Block locations. Similarly, the board also considered the relationship between the Company and the law firm of Hefner Stark & Marois, LLP, a company that also purchases telecommunications services form the Company in the ordinary course of business, because Mr. Taron is a partner with Hefner, Stark, & Marois. The Company received $12,684 in payments from Hefner Stark & Marois, LLP in 2013. The board concluded that since most of the services provided by the Company to H&R Block and Hefner Stark & Marois, LLP are offered pursuant to state and federal tariffs, and that all such purchases were made on customary business terms, these relationships were not material for purposes of the NASDAQ listing standards and would not influence Mr. Gerke’s nor Mr. Taron’s actions or decisions as directors of the Company.

     As a result of this review, our board of directors affirmatively determined that Messrs. Gerke, Moore and Taron and Ms. Rahe are independent for purposes of Rule 5605(a)(2) of The NASDAQ Stock Market LLC’s (“NASDAQ”) Marketplace Rules. The board also determined that each member of the audit committee, Messrs. Moore and Taron and Ms. Rahe, satisfy the heightened standards of independence for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act. Additionally, the board determined that each member of the compensation committee, Messrs. Gerke and Moore and Ms. Rahe, satisfy the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of the NASDAQ Marketplace Rules.

How are directors compensated?

     The director compensation described below is based on a study conducted by Towers Watson, the outside consultant engaged by the compensation committee in late 2012, following the Company’s acquisition of SureWest Communications, to complete a benchmark study. The outside consultant developed a peer group of 16 companies, which are similar in size and scope to the Company, and with whom we compete for investors. For more information regarding the consultant and our peer group, see “Compensation Discussion and Analysis — Executive Compensation Objectives.”

     Directors receive the following compensation: (1) $25,000 annual cash retainer; (2) $1,250 for board meetings attended in person and $750 for committee meetings attended in person, with meeting fees halved for each board or board committee meeting attended by means of telephone conference call; (3) $15,000 additional annual cash retainer for the chairperson of the audit committee; and (4) $10,000 additional annual cash retainer for the chairperson of each of the compensation committee and the corporate governance committee. We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings. In addition, a restricted share award of 3,615 shares was made to each of the independent directors in March 2013 pursuant to the Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan. In March 2013, the Company modified its director compensation program such that the annual restricted share awards are determined by using a value of $61,000, which is an increase from the previous $45,000 amount.

     Accordingly, the number of shares granted to the independent Directors was determined by dividing $61,000 by the 20-day average closing price of the stock as of two trading days before the award date. One hundred percent (100%) of such shares vested on December 5, 2013.

     Mr. Lumpkin, who served as Chairman of the Board until November 2013, Mr. Udell, who also serves as President, and Mr. Currey, our Chairman of the Board since November 2013 and current Chief Executive Officer, did not receive any additional compensation for their service on the board in 2013. Mr. Currey’s and Mr. Udell’s compensation is set forth in the Summary Compensation Table. Mr. Lumpkin is not a named executive officer.

     The table below discloses all compensation provided to each non-employee director of the Company in 2013.

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)
Roger H. Moore	$47,500	$61,925	$109,425
Maribeth S. Rahe	$53,500	$61,925	$115,425
Timothy D. Taron	$48,500	$61,925	$110,425
Thomas A. Gerke	$63,125 (2)	$61,925	$125,050

(1)	Stock Awards. The amounts in this column represent the grant date fair value of the restricted share award made on March 12, 2013, computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718. Also see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for an explanation of the assumptions made by the Company in the valuation of these awards. At December 31, 2013, Ms. Rahe had 552 restricted shares outstanding, and Mr. Moore had 552 restricted shares outstanding.

(2)	Fees Earned or Paid in Cash – Thomas A. Gerke. Our directors’ retainer fees are customarily paid in November of each year, for the following year’s service. In early 2013, Mr. Gerke was elected to our board. His fees paid in 2013 therefore included his initial retainer for 2013 service, and his retainer for 2014 service.

How often did the board meet during 2013?

     The board met five times during calendar 2013. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. During 2013, the independent directors held four meetings at which only independent directors were present in connection with regularly scheduled meetings of the board or committees of the board.

What is the policy regarding director attendance at annual meetings?

     Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of the Company’s directors attended the 2013 annual meeting of stockholders.

What is the leadership structure of the board?

     In consultation with the corporate governance committee, the board reviews the leadership structure of the board from time to time in order to ensure that the board’s leadership structure is optimal for the board at the current time. Until November 2013, the board had separated the Chairman’s role from the Chief Executive Officer’s role. When Mr. Currey became Chairman of the Board in November 2013, the board determined that it would be in the best interests of the Company if he retained the Chief Executive Officer title as well. Accordingly, Mr. Currey currently serves as both our Chairman and Chief Executive Officer. The board believes that this is currently in the best interests of the Company because Mr. Currey is a long-time industry veteran and has relationships with other industry participants and the various regulatory and public policy bodies with whom the Company must interact. By serving as both Chairman and Chief Executive Officer, Mr. Currey is able to bring this knowledge to bear as he works with Mr. Udell, our newly-elected President, in the daily decision making and long term strategy development for the Company. This structure also provides continuity of leadership and a respectful climate of informed and open dialogue, debate, and decision making on topics important to the Company and its stockholders. The board does not have a lead independent director, but each of the board’s committees is composed solely of independent directors. The board will continue to review the leadership structure of the board from time to time and will appoint a lead independent director or separate the roles of Chairman and Chief Executive Officer if it determines that doing so would be in the best interests of the Company.

What committees has the board established?

     The board has standing audit, corporate governance and compensation committees. The membership of the standing committees was as of December 31, 2013, and currently is, as follows:

Corporate
	Audit	Governance	Compensation
Name	Committee	Committee	Committee
Roger H. Moore	*		Chairperson
Maribeth S. Rahe	Chairperson		*
Timothy D. Taron	*	Chairperson
Thomas A. Gerke		*	*
____________________

*       indicates member

     Audit Committee. The audit committee consists of Messrs. Moore and Taron and Ms. Rahe, who serves as the Chairperson. The board has determined that all members of the audit committee are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. The board has also determined that in addition to being independent, each of Mr. Moore and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules and is presumed to be financially sophisticated for purposes of Rule 5605(c)(2)(A) of NASDAQ’s Marketplace Rules.

     The audit committee met four times during 2013. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

     The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

  the integrity of our financial statements and reporting process;

  our compliance with legal and regulatory matters;

  the independent auditor’s qualifications and independence;

  general oversight of risk management of the Company, including reviewing risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters; and

  the performance of our independent auditors.

     Our audit committee is also responsible for the following:

  conducting an annual performance evaluation of the audit committee;

  compensating, retaining, and overseeing the work of our independent auditors;

  establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

  reviewing and overseeing all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page 42; and

  preparing reports to be included in our public filings with the SEC.

     The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 18.

     Corporate Governance Committee. The corporate governance committee consists of Messrs. Gerke and Taron, who serves as the Chairperson. The board has determined that each of Mr. Gerke and Mr. Taron are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

     The corporate governance committee met three times during 2013. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

     The principal duties and responsibilities of the corporate governance committee are as follows:

  to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

  to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link;

  to review with management and, as the corporate governance deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee selection, composition, evaluation, continuity and succession planning, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters; and

  to oversee the evaluation of our board and management team.

     In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board. While the board has not adopted a specific policy regarding diversity, it believes the diverse backgrounds and perspectives of its current directors, as described above for each nominee and current director under the heading “Board Contributions,” are well suited to the oversight of the Company’s management team, its business plans, and performance.

     Compensation Committee. The compensation committee consists of Mr. Moore, who serves as its Chairperson, Ms. Rahe and Mr. Gerke. The board has determined that each of Mr. Moore, Ms. Rahe and Mr. Gerke is independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and satisfies the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of NASDAQ’s Marketplace Rules.

     The compensation committee met four times during 2013. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

     The principal duties and responsibilities of the compensation committee are as follows:

  to review and approve goals and objectives relating to the compensation of our Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer and other senior officers;

  to review compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s compensation programs encourage employees to engage in excessive risk-taking, is aligned to the interests of stockholders, promotes effective leadership and leadership development and appropriately awards pay for performance;

  to approve the grant of long term incentive awards Company-wide and recommend amendments to the Company’s executive compensation programs to the board for approval;

  to review and recommend to the board of directors, or approve, new executive compensation programs, based on its periodic review of the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose;

  to establish and periodically review policies in the area of senior management perquisites;

  to make recommendations to our board on incentive compensation and equity-based plans; and

  to prepare reports on executive compensation to be included in our public filings with the SEC.

     Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis – Processes and Procedures for the Consideration and Determination of Executive and Director Compensation” section of this proxy statement.

Role of Independent Compensation Consultant

     The compensation committee has directly engaged Towers Watson as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies. Pursuant to its charter and NASDAQ listing standards, the compensation committee regularly reviews the independence of Towers Watson relative to key factors, including whether:

  Towers Watson provides any other services to the Company;

  the amount of fees paid to Towers Watson relative to the total revenue of the firm;

  policies in place to prevent conflicts of interest;

  any personal or business relationships with members of the compensation committee;

  ownership of Company stock; and

  any personal or business relationships with executive officers.

     The Company paid Towers Watson $39,347 for services provided to the compensation committee in 2013 and $72,310 in 2012. Towers Watson also provided pension actuarial services and individual employee pension benefit calculations support to the Company during 2013 for which the Company paid Towers Watson $291,335. The decision to engage Towers Watson for these other services was made by the pension committee of management. This is a long-standing relationship pre-dating the Company’s initial public offering of stock whereby Towers Watson performs ad hoc issue analysis as requested from time-to-time by management, and neither the compensation committee nor the board approved such other services.

     In particular, Towers Watson assisted the compensation committee with the following in 2013, with a view toward compensation decisions for 2014:

  construction of the benchmark group companies to be used in compensation analysis;

  analysis of the Company’s total direct compensation, including base salary, annual bonus, and long-term incentives;

  review and consulting on compensation design and performance linkage;

  advising the Company on certain changes in its compensation programs pursuant to the realignment of roles in which Mr. Currey became Chairman of the Board and Mr. Udell became President and a director;

  evaluation of the compensation program for the Company’s non-executive senior management team, including total direct compensation and Employment Security Agreements relative to broad market and telecom industry trends, as described below; and

  ad hoc issue analysis as requested by the compensation committee.

     Towers Watson’s work in 2013 consisted principally of performing analysis and providing recommendations concerning the compensation programs for the Company’s senior management personnel, including:

  evaluation and benchmarking certain of the Company’s senior management jobs relative to the peer group and to broad marketplace trends;

  review of the non-executive senior management change-in-control agreements;

  analysis of total direct compensation programs including salary, bonus, and long term incentives; and

  evaluation and recommendations concerning the type, amount, and frequency of long term incentive compensation to be offered to the non-executive senior management personnel going forward.

Board oversight of risk

     The Company’s board of directors has responsibility for general oversight of risk management of the Company and has delegated oversight of certain risks, as appropriate, to the audit committee, the compensation committee and the corporate governance committee, as further described below. As set forth in the Audit Committee Charter, the audit committee reviews with management and, to the extent the audit committee deems it appropriate, with the Company’s independent auditors or counsel to the Company, compliance with laws and regulations, major pending litigation, and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters.

     The compensation committee reviews executive compensation risk to determine whether compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s executive compensation program encourages executives to engage in excessive risk-taking, is aligned to the interests of stockholders, and appropriately awards pay for performance. In doing so the compensation committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunities under the Company’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements. In February 2014 the Compensation Committee reviewed the company compensation policies and practices and determined that these programs are not reasonably likely to have a material adverse effect on the Company.

     The corporate governance committee reviews with management and, as the corporate governance committee deems useful, consultants or legal counsel, the areas of material risk to the Company relating to (i) management continuity and succession planning, (ii) board and board committee continuity and succession, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters. These matters are reviewed in meetings in which, except for executive session portions, management directors participate with all of the Company’s independent directors, and can be the subject of discussion at board meetings as well.

     Management has an active Enterprise Risk Management (“ERM”) steering committee in place which includes the Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer and other key executives and a representative from the Company’s outside counsel. The Chief Financial Officer, as Committee Chairman, is the primary liaison between management and the board regarding the ERM implementation and process. The steering committee has responsibility for the implementation and oversight of the ongoing ERM process including identifying, prioritizing, and assigning ownership of key risks. The management team has primary responsibility for monitoring and managing these key risks which could affect the Company’s operating and financial performance. ERM is a standing agenda item on the quarterly board meeting agenda. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews with the full board the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks.

Stockholder recommendations for director nominations

     As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

     Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may at any time review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of Business Conduct and Ethics

     The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

  Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.

  Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

  Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

     We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

     Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code is included in the orientation of new employees and has been provided to existing directors, officers and employees.

     If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

     The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, dated February 28, 2011, which is available by accessing the investor relations section of our website at http://ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the Board in fulfilling its oversight responsibility for:

  the quality and integrity of the company’s financial statements;

  the company’s compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of the company’s independent auditors.

     In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

     The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

     The audit committee met four times during fiscal year 2013. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

     As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2013. The audit committee discussed with Ernst & Young LLP, such matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with the Audit Committee, relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP, the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

     Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2014.

MEMBERS OF THE AUDIT COMMITTEE

Maribeth S. Rahe, Chairperson
Roger H. Moore
Timothy D. Taron

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Audit Committee’s Pre-Approval Policies and Procedures

     In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work performed by the independent public registered accounting firm, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act to management.

Principal Accounting Firm Fees

     Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2013 and 2012 were as follows:

		Audit		All
	Audit	Related		Other
	Fees	Fees	Tax Fees	Fees
	(In millions)
2013	$1.6	$0.0	$0.4	$0.0
2012	$2.0	$1.0	$0.3	$0.0

     Audit Fees include fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal 2013 and 2012, including the audit of internal controls over financial reporting under Sarbanes-Oxley Act of 2002.

     For fiscal 2013, there were no Audit-Related Fees. The Audit Related Fees rendered by Ernst & Young LLP during fiscal 2012 were primarily related to diligence work on acquisitions and work related to registrations statements. Tax Fees include fees billed for professional services rendered by Ernst & Young LLP related to tax consulting and tax compliance services.

     For fiscal 2013, no Audit-Related Fees, Tax Fees or All Other Fees disclosed above were approved in reliance on the exceptions to the pre-approval process set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The audit committee of the board of directors has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2014. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002, when Homebase Acquisition, LLC, one of our predecessors, acquired our Illinois operations from McLeodUSA.

Board Recommendation and Stockholder Vote Required

     The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014 (Proposal No. 2 on the proxy card).

     The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2014 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

     If the appointment is not ratified, the audit committee will reconsider the appointment.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     The following is a description of the background of our continuing executive officers who are not directors:

     Steven L. Childers, age 58, serves as our Senior Vice President & Chief Financial Officer. Mr. Childers has served in this position since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, a Vice President of Sales as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined our predecessor in 1986 and served in various capacities through its acquisition by McLeodUSA in 1997, including as President of its former Market Response division and in various finance and executive roles. Mr. Childers is a director of the Illinois State Chamber of Commerce Board and is currently serving as Treasurer and recently completed a six-year term on the Board of Directors of the Eastern Illinois University Foundation, including serving as President for three years.

     Steven J. Shirar, age 55, serves as our Senior Vice President and Corporate Secretary. Mr. Shirar has served as our Secretary since February 2006 and has served as Senior Vice President since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of the predecessor the Company’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.

     Christopher A. Young, age 58, serves as our Chief Information Officer. Mr. Young has served in this position since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.

EQUITY COMPENSATION PLAN INFORMATION

     Immediately prior to the closing of our initial public offering in July 2005, our stockholders approved the 2005 Long-Term Incentive Plan, which was effective upon completion of our initial public offering. At the 2009 annual meeting of stockholders, the stockholders approved the Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (the “LTIP”). At the 2010 annual meeting of stockholders, stockholders approved an amendment to the LTIP increasing the number of shares available under the LTIP.

     The following table sets forth information regarding the LTIP, the Company’s only equity compensation plan, as of December 31, 2013:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to		Under Equity
	be Issued Upon	Weighted-Average Exercise	Compensation Plans
	Exercise of Outstanding	Price of Outstanding	(Excluding Securities
	Options, Warrants and	Options, Warrants and	Reflected in Column
	Rights	Rights	(a))
Plan Category	(a)	(b)	(c)(1)
Equity compensation plans approved by
security holders	—	—	771,737
Equity compensation plans not approved by
security holders	—	—	—
Total	—	—	771,737
____________________

(1)	771,737 shares remain available for future issuance under the LTIP as described above.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the board of directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

     The compensation committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

     Based upon the review and discussions referred to above, the compensation committee recommended to the board of directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

     The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

     This report is submitted on behalf of the members of the compensation committee:

Roger H. Moore, Chairperson
Maribeth S. Rahe
Thomas A. Gerke

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

     The compensation committee has designed the Company’s executive compensation program to achieve the following objectives:

  provide incentives to company executives to maximize stockholder return;

  enable the company to attract, and retain talented, results-oriented managers capable of leading key areas of the Company’s business; and

  reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

     Each key element of total compensation serves a specific purpose that helps achieve the objectives of the executive compensation program.

     The three key elements of the current executive compensation program are annual base salary, cash bonuses, and long-term, equity-based incentives. The Company also provides its executive officers with severance and change-in-control benefits as well as a limited number of perquisites and other personal benefits. Our discussion below, under the caption “Elements of Executive Compensation” contains an explanation of each of these elements. In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the compensation committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities.

     The following discussion explains how the compensation committee uses the three key compensation elements to meet the objectives of its executive compensation program.

     Objective #1: Provide incentives to Company executives to maximize stockholder return. The compensation committee uses both time-based and performance-based restricted shares in an effort to unify the interests of the Company’s executives and stockholders.

     The Company granted restricted shares to its Chief Executive Officer, Mr. Currey, in March, 2013, which vest over a two-year period beginning at the end of the year of the award. Each of the other named executive officers also received a time-based restricted-share award in 2013, with a vesting period of approximately four years. The compensation committee believes that granting restricted shares that vest based on performance, then incrementally over time, but only so long as an executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time so the executive can realize a greater value of those shares once they vest.

     The compensation committee also granted performance shares to all of its executives in March 2012, pursuant to which restricted shares were awarded in March 2013 based on the attainment of certain performance goals for 2012; and granted performance shares to all executive officers in March 2013, pursuant to which restricted shares were awarded in March 2014 based on the attainment of certain performance goals for 2013.

     Objective #2: Enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business. In order to assist the compensation committee in setting compensation levels, the compensation committee has obtained from time to time from Towers Watson, its outside consultant, information regarding compensation paid by the Company’s peer group, as defined below.

     In the fourth quarter of 2012, following the completion of its acquisition of SureWest Communications, and the subsequent restructuring of its executive team, the Company engaged Towers Watson to do a full benchmark study, in which a new benchmark group was constructed, and the Company’s executive compensation program was compared to the 50th percentile of the benchmark group. This study formed the basis for executive compensation decisions. Under direction of the compensation committee, Towers Watson conducted a custom survey of compensation paid by the following companies (our “peer group”) that, at the time of the study, operated in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues ranging from $200 million to $1.5 billion, with a median revenue of $599 million (in line with the Company’s 2013 full year revenue of approximately $602 million as reported on Form 10-K filed on March 5, 2014).

—	Alaska Communications Systems	—	Primus Telecommunications	—	Cogent Communications
	Group, Inc.		Group, Inc.		Group, Inc.
—	Ntelos Holdings Corp.	—	Knology, Inc.	—	USA Mobility, Inc.
—	Fairpoint Communications, Inc.	—	Clearwire Corporation Corp.	—	Cincinnati Bell Inc.
—	Lumos Networks Corp	—	SBA Communications C	—	General Communications Inc.
—	TW telecom inc. (f/k/a Time	—	Atlantic Telenetwork, Inc.	—	Cbeyond, Inc.
Warner Telecom, Inc.)
—	Shenandoah Telecommunications
Company

     The compensation committee selected these companies because the Company competes with them for executive talent, and because these companies also compete with the Company for investors.

     This information provided guidance for decisions regarding various elements of the Company’s executive compensation program for 2013, including:

  levels of salary, annual bonus, long-term incentives and total direct compensation;

  percentage of total compensation that is cash and percentage that is equity;

  percentage of total compensation that is current and percentage that is long-term;

  types and features of equity-based compensation awards;

  amounts and types of perquisites and other personal benefits; and

  components of potential change-in-control benefits.

     In general, the Company’s compensation structure encourages executives to remain with the Company by paying annual cash bonuses, which motivates executives to remain employed through the year, and by granting restricted shares and performance shares, which require a long-term commitment to the Company since executives must generally remain employees for at least four years (in the case of restricted shares) or five years (in the case of performance shares) in order to realize the full value of the shares when they vest.

     Objective #3: Reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business. The Company’s cash incentive bonus plan ties the level of achievement of the Company’s annual financial and operational performance goals to the amount of annual incentive compensation that we pay to each of our executives. In addition, the Company makes annual Long Term Incentive Plan (or “LTIP”) awards in the form of performance shares which are only earned when performance criteria are met. This provides a strong linkage between the number of restricted shares ultimately awarded and the Company’s achievement of its performance goals. As a result, a significant portion of each executive’s total compensation is dependent on the degree to which we achieve these performance goals. This provides an incentive for the Company’s executives to increase performance with respect to these measures, and in turn increase stockholder value.

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation

     The board of directors approves and establishes the annual operating and performance goals for the Company, and the compensation committee then determines the appropriate criteria for linking compensation of the named executive officers and the non-employee directors to this performance, including the establishment of:

  base salary amounts for the Company’s executive officers;

  annual incentive programs for the Company’s executive officers;

  long-term equity incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company, including grants of restricted shares to directors;

  annual performance goals and payouts for the Company under the bonus plan and the Company’s long-term incentive plan; and

  amounts of the annual retainers and other fees for the Company’s non-employee directors.

Role of Executive Officers, Management and Independent Compensation Consultant

     The compensation committee conducts an annual review of the Chief Executive Officer’s performance, and reviews it with the board of directors. The Chief Executive Officer prepares a performance review for each of the other executives for each completed calendar year. Based on his assessment of each individual’s performance during the preceding calendar year, as well as a review of how each executive’s compensation compares with the peer group companies, the Chief Executive Officer recommends to the compensation committee, for each such executive, base salary amounts, time-based and performance share awards and annual performance goals under the bonus plan and the long-term incentive plan.

     Please see the caption “Corporate Governance and Board Committees – Role of Independent Compensation Consultant” on page 14 for an explanation of the role of the compensation’s outside consultant, Towers Watson.

Elements of Executive Compensation for 2013

     The key elements of the compensation committee’s executive compensation program for 2013 were:

  an annual base salary;

  cash bonuses directly linked to achievement of the Company’s annual financial and operational performance goals; and

  (i) the continued vesting of previously awarded time-vesting restricted shares for all named executive officers; (ii) a grant of performance-based restricted shares for all of our executive officers; and (iii) a grant of time-based restricted shares for all of our executive officers.

     In addition, the Company provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to all of its executive officers.

     For 2013, as in prior years, the compensation committee determined that each of the named executive officers should receive an annual base salary and also be eligible for a cash bonus opportunity. The compensation committee set performance-based targets for restricted shares to be awarded to all named executive officers if certain performance goals were met.

     In general, the compensation committee reviews executive compensation and executive performance on an annual basis, in the first quarter, following the completion of the previous performance year. For 2013 performance, the review took place in February 2014.

Salary

     The Company pays all of its executive officers an annual salary, which the compensation committee believes provides financial stability for executives and reflects their level of responsibility with the Company. The compensation committee also believes that that salary increases should reward an individual’s contributions to the Company.

     The compensation committee reviews, and may revise at its discretion, salaries for executive officers when it feels those changes are warranted. In its annual review of the salaries of executive officers for 2013, and in addition to the general increase warranted by the updated benchmark study, the committee considered the following principal factors:

  performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its pre-established performance goals;

  achievement by the Company during the previous year of its performance goals; and

  salary levels of comparable positions at companies in the Company’s peer group.

     For 2013, based on the Towers Watson benchmarking study, the compensation committee determined that, in the aggregate, the total targeted compensation for the Company’s named executive officers was approximately 44% below the 50th percentile of the peer group. The primary reasons for this lag (which increased from 15% below the then benchmark companies as of January 1, 2010) were the decisions to defer compensation increases for the past several years due to (i) the overall challenging market conditions and the desire to contain costs during these periods of economic uncertainty and (ii) the decision to wait until after the Company’s 2012 acquisition of SureWest Communications and the completion of the benchmark study once the transaction closed.

     Considering that it is the Company’s stated policy to target its executive compensation programs at the 50th percentile of market, and in further view of the fact that the executive officers’ individual and collective performance was deemed to have met or exceeded expectations in 2013, the compensation committee determined to grant compensation increases to each of its named executive officers as a first step in a planned multi-year transition to move toward the 50th percentile of the peer group.

     The compensation committee made changes in the named executive officers’ compensation, effective January 1 2013, to increase each of their base salaries (or “base”), cash bonus payment opportunities (short term incentive or “STI”) and long-term, incentive based incentive compensation opportunities (or “LTI”).

     Mr. Currey’s base salary for 2013 was increased from $370,000 to $425,000. Mr. Udell’s base salary for 2013 was increased from $250,000 to $294,000. Mr. Childers’ base salary for 2013 was increased from $222,000 to $251,000. Mr. Shirar’s base salary for 2013 was increased from $222,000 to $239,000. Mr. Young’s base salary for 2013 was increased from $196,000 to $230,000.

     In the aggregate, the percentage increases for each element of total direct compensation for each of the Company’s named executive officers, assuming payouts at the applicable target levels, is outlined in the table below:

	Percent Increases to:
Name	Base Salary	STI	LTI	Total
Robert J. Currey	15%	11%	25%	18%
C. Robert Udell, Jr.	18%	29%	22%	22%
Steven L. Childers	13%	45%	20%	22%
Steven J. Shirar	8%	45%	4%	14%
Christopher A. Young	17%	23%	0%	12%

     In addition to these changes, the compensation committee determined that the grant of time-based restricted shares, performance-based restricted shares, as described on page 31, and the continued vesting of previously-granted time-based restricted shares would provide a means to aid in retention of the Company’s executive team and keep their interests aligned with the Company’s stockholders.

Cash Bonuses

     The Company maintains a cash incentive bonus plan that is designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s long-term success. In 2013, each of the named executive officers was eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of the named executive officer’s salary and was based on the achievement of criteria established by the compensation committee.

     For the named executive officers, other than the Chief Executive Officer (the “other named executives”), the compensation committee based its performance targets on the following measures and in the following amounts:

  50% on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for 2013 (target of $279.0 million);

  20% on dividend payout ratio for 2013 (target of 69.9% or less);

  15% on broadband subscriber net additions for 2013 (target of 15,300 net additions), which consisted of the number of the Company’s subscribers to its digital subscriber lines (DSL) and Internet protocol television (IPTV) lines;

  15% on a set of nine related “other operating goals” which the compensation committee set for the Company’s executive team to meet as a group. These “other operating goals” contain a mix of qualitative and quantitative goals which are established by the compensation committee to guide the management team in achieving the company’s operating, strategic, and public policy goals. The goals are the same for all the other named executives, and the achievement score is determined by the compensation committee, based on the Chief Executive Officer’s recommendation, as a part its annual evaluation of the other named executives’ performance as a team. For 2013 these “other operating goals” included, among other items, specific goals related to the Company’s planned capital expenditures and network development, quality of service metrics, successful integration of SureWest Communications into the Company’s operations, advancement of the Company’s interests in the regulatory and public policy arena, fine-tuning of the Company’s capital structure, product-development initiatives and corporate development/business development.

     The performance measure categories and weightings for 2013 were generally the same as those used in 2012, with the exception that:

  Video profitability was dropped as a discrete performance metric for 2013; and

  Weighting on broadband net subscriber additions increased from 7.5% to 15%.

     The compensation committee believes these changes were appropriate since (a) EBITDA, which is already the dominant component of cash flow generation and the heaviest weighted performance metric in the payout formula, by its nature incorporates video profitability; and (b) broadband subscriber net additions are a key element in the Company’s growth strategy. As described above under the caption “Role of Executive Officers, Management and Independent Compensation Consultant,” the Chief Executive Officer prepares a performance review for each of the other executives for each completed calendar year. This includes his assessment of each other named executive officer’s performance during the preceding calendar year with respect to the level of attainment of the “other operating goals.” The Chief Executive Officer recommended, and the compensation committee approved, an attainment level of 8.5 out of 9 with respect to the other operating goals for 2013.

     For the Chief Executive Officer, the compensation committee used the same measures and targets as described above for the other named executive officers, except that the committee did not use the “other operating goals” measure, some of which require subjective assessment. Accordingly, the compensation committee weighted the measures for the Chief Executive Officer as follows:

  60% on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for 2013;

  20% on dividend payout ratio for 2013; and

  20% on broadband subscriber net additions for 2013;

     The performance measures for 2013 were generally the same as those used in 2012, although as described above the weighting changed as follows:

  Video profitability was dropped as a discrete performance metric for 2013; and

  Weighting on broadband subscriber net additions was increased from 10% to 20%.

     The compensation committee believes these changes were appropriate since (a) EBITDA, which is already the dominant component of cash flow generation and the heaviest weighted performance metric in the payout formula, by its nature incorporates video profitability; and (b) broadband subscriber net additions are key element in the Company’s growth strategy. In March 2013, the compensation committee determined these measures and established a formula to link the results with payout levels. The compensation committee used these specific performance measures, target levels and a simple weighting of the measures because it believed that they served to most effectively promote the Company’s primary short-term goals of increasing earnings, sustaining its dividend, and adding broadband subscribers.

     For 2013, the compensation committee established the bonus targets for each executive, as a percentage of 2013 salary level, based on its assessment of appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive.

     For 2013, the bonus payout targets as a percentage of salary for each named executive officer were: 116% for Mr. Currey, 66% for Mr. Udell, 64% for Mr. Childers, 67% for Mr. Shirar, and 41% for Mr. Young. These targets were increased for 2013, as previously described on page 26. The compensation committee used these levels because achieving the targeted payouts at those levels resulted in an annual bonus payout such that the percentage of each officer’s total direct compensation attributable to bonus payout would be at roughly the 50th percentile of the percentage of total compensation paid to executives in comparable positions at companies in the peer group. However, as described above, the Company is aware that even after these changes, the overall total direct compensation for its named executive officers remains below the 50th percentile of the relevant benchmark group. This increase is part of a multi-year effort to transition to the 50th percentile benchmark. In the case of the Chief Executive Officer, his relatively higher target payout level reflects the difference in the level of his responsibilities and accountability for overall Company performance.

     As in prior years, the compensation committee also set a maximum payment equal to 120% of the target amount if the goals were attained above 105% of the target level and a threshold level such that attainment of 90% of the target level would have resulted in a payment of 50% of the target amount. Attainment of below 90% of the target level would have resulted in no bonus payment.

     For 2013, the Company and the named executive officers achieved the Company performance targets at the following levels:

Performance Measure	Actual	Target	% of Target
Adjusted EBITDA	$286.5 million	$279.0 million	102.7%
Dividend Payout Ratio	64.4%	69.9%	107.7%
Broadband Subscriber Net Adds	12,077	15,300	78.9%
Other Operating Goals	8.5/9	9.9%	94.4%

     In the compensation committee’s review of 2013 performance, the compensation committee first determined the amounts earned by the executives by computing the weighted average of the actual achievement of the performance targets at the levels described above. For the Chief Executive Officer, this weighted average was 98.9% of target, and for the other named executive officers (“NEOs”), this weighted average was 98.9% of target. This weighted averages consisted of the following components, reflecting the weighting of the performance measures described above and the actual level of achievement of those measures:

	CEO’s	Other NEOs’
	Component	Component
Performance Measure	Percentage	Percentage
Adjusted EBITDA	61.6%	51.4%
Dividend Payout Ratio	21.5%	21.5%
Broadband subscriber net adds	15.8%	11.8%
Other Operating Goals	N/A	14.2%
Weighted Average	98.9%	98.9%

     The following payout table was used to convert the weighted average component percentages to a bonus payout:

Performance	Payout (as a % of Target)
< 90%	0%
90% - 94.9%	50%
95% - 97.9%	75%
98% - 101.9%	Weighted Achievement Score
102% - 104.9%	110%
> 105%	120%

     The resulting bonuses, all of which were paid in March 2014, represented the following percentages of each named executive officer’s respective 2013 annual salary level:

	2013 Bonus Payout as a Percentage of 2013 Salary
	Actual Percentage of	Target Opportunity, as
Name	Salary Paid	a Percentage of Salary
Robert J. Currey	114.7%	116.0%
C. Robert Udell, Jr.	65.3%	66.0%
Steven J. Childers	63.3%	64.0%
Steven J. Shirar	66.3%	67.0%
Christopher A. Young	40.5%	41.0%

     The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the compensation committee awarded to each of the named executive officers for 2013 pursuant to this bonus plan.

     The compensation committee believes that the level of the cash bonus opportunities and the cash bonuses actually paid for 2013 performance to the named executive officers helped serve the compensation committee’s executive compensation program objectives to:

  retain its named executive officers by providing them with a cash bonus opportunity at a level competitive with the Company’s peer group; and

  reward the named executive officers for operational and financial performance.

Long-Term, Equity-Based Incentives

     The Company maintains the stockholder-approved LTIP that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. The Company’s non-employee directors and certain employees, including each of the named executive officers, are eligible for grants under the LTIP. The principal purposes of the LTIP are to:

  provide these individuals with incentives to maximize stockholder return and otherwise contribute to the Company’s success; and

  enable the Company to attract, retain and reward the best available individuals for positions of responsibility.

     The compensation committee administers the LTIP and determines if, when, and in what amount awards should be granted, as well as the type of award vehicle to be employed (choosing from among those award vehicles authorized by the LTIP).

     The Company’s Executive Long-Term Incentive Program (the “program”) provides a methodology for determining the equity compensation to be granted each year. Under the program, each year the compensation committee determines for each executive eligible to participate, including each named executive officer, and by comparable job position, the economic value of target annualized long-term incentive compensation at the 50th percentile of the peer group. The Company pays 50% of this annualized target to the executives in the form of performance shares. If in any year the compensation committee decides to make time-based restricted share grants, the awards will be based on 50% of this annualized target value, multiplied by the number of years the grant is to represent.

Performance Shares

     In March 2013, the compensation committee established a target value of long-term incentive compensation and made performance share awards equal to 50% of this target value. The compensation committee also approved Company performance goals and minimum, target and maximum payouts. The goals and pay out levels were the same as those approved for the cash incentive bonus plan.

     The 2013 performance share target award levels were determined by taking half of the annual target LTIP grant value for each of the named executive officers, and converting that value to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award date (discounted 10% to reflect the challenge associated with attaining the performance goals).

     The performance share awards entitled the executives to receive awards of restricted shares in 2014 depending on the level of attainment of the performance goals. Attainment of the goals at the target levels would result in the target number of performance shares awarded as restricted shares, and attainment of the goals at above or below the target levels would result in an increased or decreased number of restricted shares awarded, using the same formulas as those with respect to annual cash bonuses.

     In March 2014, the compensation committee approved awards of restricted shares based on 2013 performance, as follows:

	2013 Performance	March 2014 Restricted
Named Executive Officer	Share Target	Shares Earned/Awarded
Robert J. Currey	27,308	27,007
C. Robert Udell	10,752	10,632
Steven L. Childers	8,960	8,860
Steven J. Shirar	7,820	7,732
Christopher A. Young	5,572	5,508

     Under the terms of the performance share awards, the number of restricted shares granted in March 2014 were to be determined, for our Chief Executive Officer, as 98.9% of the 2013 performance share target based on the achievement level of 98.9% of the target performance goals; and for the other named executive officers, as also 98.9% of the 2013 performance share target based on an achievement level of 98.9% of the target performance goals, in each case as previously described in the “Cash Bonus” section above. The restricted shares also vest at a rate equal to 25% per year on each December 5th following the date of grant, except for our Chief Executive Officer, which vest 100% on the first December 5th following the date of grant.

Restricted Stock

     All the named executive officers received a time-based restricted stock award in 2013. The awards to the named executive officers other than Mr. Currey vested at a rate equal to 25% per year on each December 5th following the date of the grant, with the last shares vesting on December 5, 2016, and were made for an amount equal to 50% of the annual target value of long-term incentive compensation, multiplied by three, to account for the fact that no restricted stock grants were made to them in 2011 and 2012. This value was then converted to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award date.

     For Mr. Currey the time-based grant awarded in March 2013, was based on 50% of his annual LTIP target value, multiplied by two, to account for the fact that he received no restricted stock in 2011. The 2013 grant to Mr. Currey vests at a rate equal to 50% on each December 5th following the date of grant, with the last shares vesting on December 5, 2014.

     The time-based awards granted in March 2013, were as follows:

		Vesting
Named Executive Officer	Restricted Stock Grant	12/5/13	12/5/14	12/5/15	12/5/16
Robert J. Currey	49,656	50%	50%	–	–
C. Robert Udell	29,332	25%	25%	25%	25%
Steven L. Childers	24,440	25%	25%	25%	25%
Steven J. Shirar	21,332	25%	25%	25%	25%
Christopher Young	15,196	25%	25%	25%	25%

     The compensation committee believes that the long-term, equity-based incentives it awarded to the named executive officers in 2013 helped meet its objectives to:

  retain the named executive officers by providing them with long-term, equity-based compensation at a level competitive with the Company’s peer group; and

  reward the named executive officers for achieving key financial and operational objectives, which were attained at a 98.9% level in 2013.

All Other Compensation

     As part of our executive compensation program, the Company provides certain of its executives with the following other benefits:

  personal use of a company automobile;

  living expenses if the executive’s responsibilities require repeated and extended stays away from home;

  expenses paid for business related meals and travel for spouses (when required to attend company functions);

  tax reimbursement for company automobile and business related travel; and

  company matching contributions to its 401(k) plan.

     The “All Other Compensation” column of the Summary Compensation Table on page 34 shows the aggregate amounts of such compensation paid to each of the named executive officers.

     The compensation committee reviewed the amounts and types of perquisites and other benefits the Company provides to its executive officers as part of its initial benchmark group survey in the fourth quarter of 2006 and expects to revisit it periodically to determine if adjustments are appropriate.

Employment Security Agreements

     On February 20, 2007 the Company adopted Employment Security Agreements (“ESAs”) with each of its named executive officers, as well as certain other executives. The ESAs were further amended in December 2009 as a result of the Company’s outside compensation consultant’s evaluation of the ESAs compared to general market and peer company best practices. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the ESAs.

     The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top managers. It believes that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the agreements could prove crucial to the Company’s ability to retain top management through the transaction process.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit.

     We believe it is in the best interests of our shareholders for us to maximize tax deductibility when appropriate. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executives competitively. The compensation committee and the board consider the impacts of Section 162(m) in developing, implementing and administering our compensation programs. However, the compensation committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate and retain highly talented executives. As such, individual exceptions may occur when the compensation committee or the board, after balancing tax efficiency with long term strategic objectives, believes such exceptions to be in the best interests of our shareholders.

     The Company annually reviews the compensation paid to its chief executive officer and each of the three other most highly compensated officers other than the Chief Financial Officer to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m). The Company’s grants of performance-based restricted stock and annual cash bonus payments under the LTIP qualify as performance-based compensation, and the time-based restricted stock grants and annual cash bonus payments under the LTIP to the other officers were in amounts that are not expected to raise deductibility issues under Section 162(m).

     For 2013, the Company believes all compensation paid to its executives is fully deductible by the Company without regard to Code Section 162(m).

Changes to Compensation Program for 2014 resulting from Mr. Udell’s Promotion

     On November 4, 2013, the board elected Mr. Udell as a Class III director, with a term to expire at the 2014 annual meeting of the Company’s stockholders, and also appointed Mr. Udell as the President and Chief Operating Officer of the Company. In conjunction with this increase in his duties and responsibilities, the board increased Mr. Udell’s compensation as follows:

  Mr. Udell’s base salary for 2014 was increased from $294,000 to $323,000, and

  Mr. Udell’s target annual cash bonus for 2014 performance was increased from $193,000 to $210,000.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

     The following table lists information regarding the compensation for the years ended December 31, 2013, 2012 and 2011, of our Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in this section, to whom we refer to, collectively, as the named executive officers.

Name and				Stock	Non-Equity
Principal				Awards	Incentive Plan	All Other
Position	Year	Salary($)	Bonus($)(1)	($)(2)	Compensation($)	Compensation($)		Total ($)
Robert J. Currey	2013	$422,885	$0	$1,318,393	$486,588	$96,366	(3)	$2,324,232
Chief Executive	2012	$370,000	$40,700	$377,199	$444,000	$68,419		$1,300,318
Officer and	2011	$370,000	$0	$1,034,988	$435,120	$77,810		$1,917,918
Chairman

C. Robert Udell, Jr.	2013	$295,654	$0	$686,639	$190,877	$83,338	(4)	$1,256,508
President and Chief	2012	$248,923	$20,000	$167,428	$165,000	$55,746		$657,097
Operating Officer	2011	$222,000	$0	$120,136	$108,780	$64,271		$515,187

Steven L. Childers	2013	$249,885	$0	$572,142	$159,229	$75,338	(5)	$1,056,594
Senior Vice	2012	$222,000	$16,650	$123,404	$122,100	$54,643		$538,797
President and CFO	2011	$222,000	$0	$120,136	$108,780	$60,859		$511,775

Steven J. Shirar	2013	$238,346	$0	$499,374	$159,229	$89,813	(6)	$986,762
Senior Vice	2012	$222,000	$16,650	$123,404	$122,100	$73,228		$557,382
President and	2011	$222,000	$0	$120,136	$108,780	$78,679		$529,595
Secretary

Christopher A. Young	2013	$228,692	$0	$355,756	$94,944	$56,629	(7)	$736,021
Chief Information	2012	$196,000	$13,720	$91,462	$86,240	$44,181		$431,603
Officer	2011	$196,000	$0	$89,062	$76,832	$49,805		$411,699

(1)	Bonus — The amounts in this column represent a one-time cash award to each of the named executive officers, made in 2012, intended to approximate the annualized impact of a 5% wage increase.

(2)	Stock Awards — The amounts in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718, of the restricted stock granted in 2013, 2012 and 2011 and the target number of performance shares awarded in 2013, 2012 and 2011 based upon the probable outcome of the performance conditions. The grant date value of the performance shares in 2013 assuming the performance conditions were met at the maximum level was for Mr. Currey: $561,326; for Mr. Udell: $221,018; for Mr. Childers: $184,182; for Mr. Shirar: $160,748; and for Mr. Young: $114,538. Also, see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2013, 2012 and 2011 for an explanation of the assumption made by the Company in the valuation of these awards.

(3)	All Other Compensation — Robert J. Currey. This column includes $15,300.00 of matching contributions made in 2013 under the Company’s 401(k) Plan on behalf of Mr. Currey. Mr. Currey is also provided with personal use of a Company automobile ($469.30), a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile ($176.67), and the value of dividends paid on unvested restricted stock ($80,420.07).

(4)	All Other Compensation — C. Robert Udell, Jr. This column includes $15,300.00 of matching contributions made in 2013 under the Company’s 401(k) Plan on behalf of Mr. Udell and the value of dividends paid on unvested restricted stock ($68,037.88).

(5)	All Other Compensation — Steven L. Childers. This column includes $15,300.00 of matching contributions made in 2013 under the Company’s 401(k) Plan on behalf of Mr. Childers. Mr. Childers is provided $600.00 as a cell phone allowance, and the value of dividends paid on unvested restricted stock ($59,438.05).

(6)	All Other Compensation — Steven J. Shirar. This column includes $15,300.00 of matching contributions made in 2013 under the Company’s 401(k) Plan on behalf of Mr. Shirar. The Company also provides Mr. Shirar with living expenses while working at its Mattoon headquarters location ($6,000), with personal use of a Company automobile ($5,330.55) and a tax “gross-up” reimbursement in connection with payment for his Mattoon living expenses and his personal use of a Company automobile ($7,356.57), and the value of dividends paid on unvested restricted stock ($55,826.11).

(7)	All Other Compensation — Christopher A. Young. This column includes $15,300.00 of matching contributions made in 2013 under the Company’s 401(k) Plan on behalf of Mr. Young. Mr. Young is provided $600.00 as a cell phone allowance and the value of dividends paid on unvested restricted stock ($40,729.15).

Salary

     The “Salary” column of the Summary Compensation Table shows the salaries paid in 2013, 2012 and 2011 to each of the named executive officers. The salary rates in effect for 2013 were:

Robert J. Currey	$425,000
C. Robert Udell, Jr.	$294,000	(1)
Steven L. Childers	$251,000
Steven J. Shirar	$239,000
Christopher A. Young	$230,000

(1)	Effective November 7, 2013 Mr. Udell’s salary was increased to $323,000 when he was appointed as President and a director of the Company.

Non-Equity Incentive Compensation

     The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2013, 2012 and 2011 pursuant to the Company’s bonus plan. For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 23. The Company paid all of these amounts in March 2014, March 2013 and March 2012, respectively.

2013 Grants of Plan-Based Awards

     This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards and (2) equity incentive plan awards that could have been earned for 2013.

								All Other
								Stock
								Awards:	Grant Date
					Estimated Future Payouts			Number of	Fair Value
		Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Awards(2)			Stock or	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold	Target	Maximum	Units(3)	Awards(4)
Robert J. Currey		$246,000	$492,000	$590,400
	3/12/13				13,654	27,308	32,769
	3/12/13							49,656	$1,318,393
C. Robert Udell, Jr.		$96,500	$193,000	$231,600
	3/12/13				5,376	10,752	12,902
	3/12/13							29,332	$686,639
Steven L. Childers		$80,500	$161,000	$193,200
	3/12/13				4,480	8,960	10,752
	3/12/13							24,440	$572,142
Steven J. Shirar		$80,500	$161,000	$193,200
	3/12/13				3,910	7,820	9,384
	3/12/13							21,332	$499,374
Christopher A.
Young		$48,000	$96,000	$115,200
	3/12/13				2,786	5,572	6,686
	3/12/13							15,196	$355,756
____________________

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Payouts under the bonus plan were based on performance in 2013. The performance targets were set in March 2013, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Compensation.” The amounts actually paid under the bonus plan for 2013 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2013, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the four goal areas it had established. Target payout was to be made if the performance goals were attained at target level, and the payout was to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 105% level and payout was to be zero if the performance goals were attained below the 90% level (payout at the 90% level of attainment resulted in a payment of 50% of the target payout level). The compensation committee had discretion to determine payouts for achievement between threshold and target, and target and maximum.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. These columns show the threshold, target and maximum number of shares of restricted stock that could have been awarded in 2014 pursuant to performance shares previously granted in March 2013. These awards of restricted stock were based on performance in 2013, which has now occurred. Pursuant to the LTIP for 2013, the compensation committee granted performance shares to executives, which reflected the target number of shares of restricted stock to be granted in 2014 if target performance goals set by the compensation committee for 2013 were met. The target award was subject to adjustment based on the weighted average level of attainment of the performance goals, subject to a maximum award of 120% of the target number of shares if the goals were attained at a 105% level and a minimum of zero shares if the goals were attained below an 90% level (attainment of goals at the 90% level resulted in an award of 50% of the target number of shares). The LTIP is described in the Compensation Discussion and Analysis section under the caption “Long-Term, Equity Based Incentives.”

(3)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based restricted shares awarded to the named executive officers in 2013.

(4)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718, of the target performance share awards and the time-based restricted stock awards made in 2013 to the named executive officers. See Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2013 Fiscal Year-End

     This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2013.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)
Robert J. Currey	24,828	$487,374
C. Robert Udell, Jr.	33,757	$662,650
Steven L. Childers	28,207	$553,704
Steven J. Shirar	25,876	$507,946
Christopher A. Young	18,719	$367,454
____________________

(1)	Number Of Shares Or Units Of Stock That Have Not Vested. For Mr. Currey, the unvested shares represent 50% of the time-based grant made to Mr. Currey in March 2013 and unvested performance-based shares from the grant made in March 2013. For each of the other named executive officers, the unvested shares represent a mix of time-based restricted shares from the grant made in March 2013; and unvested performance-based shares from grants made in March 2011; March 2012; and March 2013.

(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $19.63 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2013, which was the last trading day of fiscal year 2013).

2013 Option Exercises and Stock Vested

     This table sets forth information concerning the number of restricted shares that vested during 2013 and the value of those vested shares. The Company has not granted options.

	Stock Awards
	Number of Shares
	Acquired On	Value Realized
Name	Vesting (#)	On Vesting ($)(1)
Robert J. Currey	44,372	$851,055
C. Robert Udell, Jr.	19,870	$381,107
Steven L. Childers	18,020	$345,624
Steven J. Shirar	17,243	$330,721
Christopher A. Young	12,668	$242,972
____________________

(1)	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares on December 5, 2013, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock ($19.18) as reported in The Wall Street Journal for the date of vesting of the restricted shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

     Pursuant to its Employment Security Agreements and the LTIP, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below:

Employment Security Agreements

     The Company has Employment Security Agreements with the named executive officers and certain other executives, which provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company. The Agreements with named executive officers provide for benefits upon the following types of employment termination:

  an involuntary termination of the executive’s employment by the Company without “cause” that occurs within 24 months after a change in control of the Company; or

  a voluntary termination of employment by the executive for “good reason” that occurs within 24 months after a change in control of the Company.

     The benefits provided upon such a termination of employment include the following:

  A lump sum cash payment, payable within 30 days of the termination of employment, equal to two times (three times in the case of the Chief Executive Officer) the sum of (i) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination and (ii) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the change in control occurs, or if higher, the date of employment termination.

  A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the termination of employment occurs (determined at the target levels), if such amounts would not otherwise be paid to the executive.

  Continuation of coverage under all welfare plans of the Company during the two-year severance period (three years for the Chief Executive Officer), or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or any time after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

  Reimbursement of out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.

     The Agreements will reduce the benefits described above to the extent necessary to avoid the imposition of any excise tax pursuant to Section 280G of the Internal Revenue Code.

     The Agreements contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month period following termination of employment.

     For purposes of the Agreements:

     (a) “change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board, unless any new direction’s election or nomination was approved by at least 2/3 of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

     (b) “cause” means the executive’s (i) conviction or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

     (c) “good reason” means (i) a reduction in the executive’s base salary and/or bonus opportunity without his consent, (ii) a reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan

     The LTIP provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP also provides that if in connection with the change in control the LTIP awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal).

     The LTIP uses the same definitions of change in control, cause and good reason as set forth in the Employment Security Agreements.

     The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

     The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2013.

	Robert J.	C. Robert	Steven L.	Steven J.	Christopher A.
Name	Currey	Udell, Jr.	Childers	Shirar	Young
Base Salary(1)	$1,275,000	$626,000	$502,000	$478,000	$460,000
Bonus(1)	$1,476,000	$420,000	$322,000	$322,000	$192,000
Welfare Benefits for
Severance Period(2)	$31,386	$24,108	$21,224	$31,270	$21,224
____________________

(1)	Base Salary and Bonus. These amounts represent, in the case of Mr. Currey, three times base salary and target bonus, and in the case of all other named executive officers, two times base salary and target bonus.

(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the severance period for each named executive officer.

Benefits Upon Change in Control

     The additional amounts set forth in this table would be realized by each named executive officer under the LTIP, assuming a change of control of the Company occurred on December 31, 2013.

	Robert J.	C. Robert	Steven L.	Steven J.	Christopher A.
Name	Currey	Udell, Jr.	Childers	Shirar	Young
Value of Unvested Restricted
Shares(1)	$487,374	$662,650	$553,704	$507,946	$367,454
____________________

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2013 under the terms of the LTIP. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2013 ($19.63), which was the last trading day of fiscal year 2013.

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

     Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers at least every three years. At the 2011 annual meeting, the stockholders voted, on an advisory basis, to hold such a vote every three years and the board subsequently determined, consistent with the stockholders’ vote, to hold such a vote every three years. Accordingly, we are presenting this vote at the 2014 annual meeting. The next such vote will take place at the 2017 annual meeting.

     The board of directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 34, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. Our executive compensation objectives are to:

  provide incentives to our executives to maximize stockholder return;

  enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

  reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

     We have pursued these objectives by:

  using restricted shares in an effort to unify the interests of the our executives and stockholders;

  establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

  using a cash incentive bonus plan and performance share awards that tie the level of achievement of our annual financial and operational performance goals to the amount of annual cash incentive compensation that we pay to each of our executives and a portion of the restricted shares awarded to them; and

  using compensation information compiled from 16 competitor companies that operate in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues ranging from $200 million to $1.5 billion to benchmark compensation against competitive levels.

     Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2014 annual meeting:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Board Recommendation and Stockholder Vote Required

     The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 3 on the proxy card). The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee, although the board of directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

     Our audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

     Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules (“exempt transactions”). In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company than those available to customers who are not related to the Company.

     The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

SKL Investment Group

     Richard A. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, a Delaware limited liability company (“SKL”), which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL. SKL and its related entities paid $58,874 to the Company in 2013 for the use of office space, computers, telephones and for other office related equipment. This amount is based upon actual usage incurred by SKL. For example, in 2013, SKL paid $38,580 to rent approximately 2,191 square feet of office space, which is equivalent to the Company’s base rent per square foot plus a prorated share of real-estate taxes, utilities, and maintenance. The charges for use of equipment and other office related expenses were based on actual third-party charges or SKL’s estimated share of usage. The Company believes these terms are reasonable and customary, and are comparable to those which would have been obtained in an arms-length transaction.

LATEL Sale/Leaseback

     The Company paid $862,033 during 2013 to lease office and warehouse space from LATEL, LLC, a limited liability company of which Mr. Lumpkin and his immediate family have a beneficial ownership of 70.7%. Agracel Inc. (“Agracel”) is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 41.3%. In addition, Mr. Lumpkin and his son, Benjamin I. Lumpkin, are directors of Agracel. Agracel is the sole managing member and 50% owner of LATEL, LLC. These payments represent 86% of the total revenue of LATEL, LLC.

First Mid-Illinois Bancshares, Inc.

     Pursuant to various agreements with Consolidated Communications, Inc. (“CCI”), First Mid-Illinois provides the Company with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 30.7% of the common stock, 30.4% of the Series B Non-Cumulative Perpetual Convertible Preferred Stock and 30.0% of the Series C Non-Cumulative Perpetual Convertible Preferred Stock of First Mid-Illinois. In addition, Benjamin I. Lumpkin, the son of Richard A. Lumpkin, is a director of First Mid-Illinois. During 2013, the Company paid maintenance and activity related charges of $12,072 to First Mid-Illinois and earned $286 of interest on its deposits. The fees charged and earnings received on deposits through repurchase agreements, are based on First Mid-Illinois’ standard schedule for large customers.

     Illinois Consolidated Telephone Company (“ICTC”), a wholly owned subsidiary of the Company, provides First Mid-Illinois with local dial tone, custom calling features, long distance and other telecommunications services. In 2013, First Mid-Illinois paid ICTC approximately $408,388 for these services. These services are based on standard prices for strategic business customers.

     The Company’s payments to First Mid-Illinois and its subsidiaries did not exceed 1% of the gross revenue of First Mid-Illinois. Also, payments from First Mid-Illinois did not exceed 1% of the Company’s gross revenue.

Consolidated Communications, Inc.

     On May 30, 2012, the Company, through Consolidated Communications, Inc., a wholly-owned subsidiary of the Company, completed a $300,000,000 offering of its 10.875% Senior Notes, sold at 99.345% for a yield to maturity of 11.00%. The Richard Adamson Lumpkin Trust dated 2/6/70 fbo Richard Anthony Lumpkin purchased $10,000,000, Robert J. Currey purchased $500,000 and Roger H. Moore purchased $250,000 of the Senior Notes. The Senior Notes mature on June 1, 2020 and pay interest semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2012. During 2013, the aforementioned Trust received $1,087,500 in interest, Robert J. Currey received approximately $54,375 in interest and Roger H. Moore received approximately $27,188 in interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2013, Roger H. Moore, Maribeth S. Rahe, Thomas A. Gerke and Timothy D. Taron served on the compensation committee. No member of the compensation committee was, during 2013, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K, other than Mr. Moore. Please see “Certain Relationships and Related Transactions – Consolidated Communications, Inc. Senior Notes.” During 2013, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its compensation committee.

ANNUAL REPORT TO STOCKHOLDERS

     Our combined 2013 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2013 accompanies this proxy statement.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

     The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2015 annual meeting of stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938-3987 (Attention: Secretary), no later than November 27, 2014.

     Our amended and restated bylaws provide that certain additional requirements be met in order that business may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

     In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

     To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2013.

Other Information

     The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

     Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendation of the board of directors.

OTHER MATTERS

     Our board does not know of any other matters that are to be presented for action at the 2013 annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Steven J. Shirar Senior Vice President and Secretary

 Dated: March 26, 2014

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals —	The Board of Directors recommends a vote FOR the director candidates nominated by the Board of
Directors, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Robert J. Currey	☐	☐	02 - C. Robert Udell, Jr.	☐	☐	03 - Maribeth S. Rahe	☐	☐

		For	Against	Abstain

2.	Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐
		For	Against	Abstain

3.	Executive Compensation - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 SOUTH 17TH STREET, MATTOON, IL 61938

Proxy Solicited by Board of Directors for Annual Meeting – April 29, 2014 at 9:00 a.m. Central Time

Steven J. Shirar and Matthew K. Smith, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on April 29, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director candidates nominated by the Board of Directors, FOR Proposal 2, and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2014.

Vote by Internet Go to www.envisionreports.com/CNSL Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone

  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
  Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals —	The Board of Directors recommends a vote FOR the director candidates nominated by the Board of Directors, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Robert J. Currey	☐	☐	02 - C. Robert Udell, Jr.	☐	☐	03 - Maribeth S. Rahe	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐	3.	Executive Compensation - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 SOUTH 17TH STREET, MATTOON, IL 61938

Proxy Solicited by Board of Directors for Annual Meeting – April 29, 2014 at 9:00 a.m. Central Time

Steven J. Shirar and Matthew K. Smith, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on April 29, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director candidates nominated by the Board of Directors, FOR Proposal 2, and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)